Exhibit 12.1
Computation of Ratio of Earnings to Fixed Charges

	Years ended December 31
	2005	2004	2003
	(dollars in thousands)
Inclusive of interest on deposits:
Pre-tax income from operations	$12,739	$15,453	$10,017

Add: Interest on deposits	19,382	11,968	14,585
Interest on short-term borrowings, notes payable and long-term debt	7,278	4,389	3,831

Total fixed charges	26,660	16,357	18,416

Pre-tax earnings before fixed charges	$39,399	$31,810	$28,433

Ratio of earnings to fixed charges, inclusive of interest on deposits	1.48x	1.94x	1.55x

Exclusive of interest on deposits:
Pre-tax income from operations	$12,739	$15,453	$10,017
Add: Total fixed charges — interest on short-term borrowings, notes payable, and long-term debt	7,278	4,389	3,831

Pre-tax earnings before fixed charges	$20,017	$19,842	$13,848

Ratio of earnings to fixed charges, exclusive of interest on deposits	2.75x	4.52x	3.61x

	Years ended December 31
	2002	2001
	(dollars in thousands)
Inclusive of interest on deposits:
Pre-tax income from operations	$11,298	$9,626

Add: Interest on deposits	17,335	24,455
Interest on short-term borrowings, notes payable and long-term debt	4,853	7,598

Total fixed charges	22,188	32,053

Pre-tax earnings before fixed charges	$33,486	$41,679

Ratio of earnings to fixed charges, inclusive of interest on deposits	1.51x	1.30x

Exclusive of interest on deposits:
Pre-tax income from operations	$11,298	$9,626
Add: Total fixed charges — interest on short-term borrowings, notes payable, and long-term debt	4,853	7,598

Pre-tax earnings before fixed charges	$16,151	$17,224

Ratio of earnings to fixed charges, exclusive of interest on deposits	3.33x	2.27x

95